Exhibit 5.1

City Center
33 South Sixth Street
Suite 3600
Minneapolis, MN 55402

612.607.7000 612.607.7100

January 22, 2024

Northern Technologies International Corporation

4201 Woodland Road

P.O. Box 69

Circle Pines, Minnesota 55014

Re:	Northern Technologies International Corporatin Post-Effective Amendment No. 1 Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Northern Technologies International Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “2019 Plan Registration Statements”), which 2019 Plan Registration Statements registered under the Securities Act of 1933, as amended (the “Securities Act”), that number of shares of common stock, all with par value $0.02 per share, of the Company (the “Common Stock”) as indicated below, pursuant to the Northern Technologies International Corporation 2019 Stock Incentive Plan, as amended and restated (the “2019 Plan”); such Post-Effective Amendment to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on January 22, 2024:

•	Registration Statement on Form S-8 (Registration No. 333-252197) filed by the Company with the SEC on January 19, 2021 registering 800,000 shares of Common Stock; and

•	Registration Statement on Form S-8 (Registration No. 333-229391) filed by the Company with the SEC on January 28, 2019 registering 800,000 shares of Common Stock.

All figures have been adjusted to reflect the two-for-one stock split effected on June 28, 2019.

The Post-Effective Amendment reflects that as of January 19, 2024 (the “Effective Date”), the date of stockholder approval of the Northern Technologies International Corporation 2024 Stock Incentive Plan (the “2024 Plan”), the Company’s authority to grant new awards under the 2019 Plan terminated and all shares of Common Stock that remained available for issuance under the 2019 Plan but not subject to outstanding awards under the 2019 Plan as of the Effective Date became available for issuance under the 2024 Plan (the “2019 Plan Carryover Shares”), as well as any shares of Common Stock subject to awards outstanding under the 2019 Plan as of the Effective Date, but only to the extent that such awards will become available upon forfeiture, cancellation, expiration, or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date (the “2019 Plan Unused Award Shares” and together with the 2019 Plan Carryover Shares, the “Shares”).

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents, including electronic signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology); that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and other than for the Company, the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or other state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares registered pursuant to the 2019 Plan Registration Statements, as amended by the Post-Effective Amendment, have been duly and validly authorized and reserved for issuance and that upon the issuance of the Shares and payment therefor in accordance with the provisions of the 2024 Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to update or supplement this opinion or to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Fox Rothschild LLP